Exhibit 10.1

WINNEBAGO INDUSTRIES, INC.
DIRECTORS' DEFERRED COMPENSATION PLAN
as Amended on July 1, 2013

1.	Plan
The Winnebago Industries, Inc. Directors' Deferred Compensation Plan (the "Plan").

2.	Effective Date and Plan Year
The Plan is effective April 1, 1997. The Plan Year shall be from January 1 through December 31 each year.

3.	Purpose of the Plan
The Plan's purpose is to enable the directors of Winnebago Industries, Inc. (the "Company"), who are non-employees, to elect to receive their fees and retainers as members of the Board of Directors and committees of the Board of Directors in a form other than as direct payments.

4.	Participants
Any member of the Board of Directors of the Company who is not an employee may elect to become a participant ("Participant" or "Director") under the Plan by filing an election in the form prescribed by the Board of Directors.

5.	Compensation Eligible for Deferral
Any Participant may elect, in accordance with Section 6 of this Plan, to defer annually the receipt of a portion of the director's fees or retainers otherwise payable to him or her by the Company in any calendar year for services to the Company ("Deferral Compensation"), which portion shall be designated by him or her. Compensation paid to a Director for business or professional services rendered to the Company in any capacity other than as a Director shall not be treated as Deferral Compensation.

6.    Election Form
Each Director shall be entitled to file with the Plan Administrator prior to December 31 of each Plan Year (or prior to the commencement of the term of a new Director) a form prescribed by the Board of Directors so as to make an election under the Plan effective for the following Plan Year. Pursuant to such election, a Director may elect with respect to a Plan Year to defer a designated percentage of Deferral Compensation of either fifty percent (50%) or one hundred percent (100%). The Director's election shall also include: (i) the manner in which the Deferral Compensation is to be applied, and (ii) the form of distribution of any Deferral Compensation, subject to Section 10 and Section 12.

A Director's election regarding the amount of Deferral Compensation shall be irrevocable with respect to Deferral Compensation deferred in any one year. A Director may elect to apply 100% of his or her Deferral Compensation to either but not both of the following forms:

a.	"Money Credits" which are described in Section 7(a); or

b.	"Winnebago Stock Units" which are described in Section 7(b).

7.	Director's Deferral Accounts
Accounts ("Director's Deferral Accounts") will be established by the Company for each Director electing to defer fees or retainers and invest his or her Deferral Compensation in either "Money Credits" or "Winnebago Stock Units." His or her Director's Deferral Accounts shall be credited as of the last day of each calendar month with the amount of Deferral Compensation earned during that month. Deferral Compensation shall be converted into "Money Credits" or "Winnebago Stock Units" in accordance with the following procedures:

a.    Money Credits
"Money Credits" are units credited in accordance with the Participant's election to the Director's Deferral Accounts in the form of dollars. The Money Credits shall accrue interest from the credit date. The rate of interest which shall be applied to the Participant's Money Credits is the 30 year Treasury bond yields as of the first business day of the Plan Year. The Board of Directors may from time to time prescribe additional methods for the accrual of interest on Money Credits with respect to Deferral Compensation deferred in Plan Years subsequent to the Director's new election.

b.    Winnebago Stock Units
"Winnebago Stock Units" are units credited in accordance with the Participant's election to the Director's Deferral Account in the form of common stock of the Company. The common stock utilized for purposes of the Plan shall be treasury shares of the Company. Winnebago Stock Units shall be recorded in the Director's Winnebago Stock Unit Account on the basis of the closing price of the common stock of the Company on the date upon which the Account is to be credited, as officially quoted by the New York Stock Exchange.

In the event of any change in the outstanding shares of common stock of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares or other similar corporate change, then if the Plan Administrator shall determine, in its sole discretion, that such change equitably requires an adjustment in the number of Winnebago Stock Units then held in the Director's Winnebago Stock Unit Account, such adjustments shall be made by the Plan Administrator and shall be conclusive and binding for all purposes of the Plan.

8.	Events of Distribution of Director's Deferral Accounts
A Participant shall receive distribution, or commence to receive distribution, of his or her Director's Deferral Accounts, in accordance with the Participant's election which shall be upon the earliest of:

a.	Designated date, which date shall be at least six months following the Participant's election to convert Deferred Compensation into Winnebago Stock Units, if so elected by the Participant;

b.	Termination of service as a Director;

c.	Death;

d.	Disability. For purposes hereof a Participant shall be considered disabled if the Participant:

(i)
is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)
is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 3 months under an accident and health plan covering employees of the participant's employer

e.	A "Change of Control” (as defined below).

9.	Form of Distribution of Director's Deferral Accounts
A Participant shall be entitled to receive distribution of his or her Director's Deferral Account in any of the following forms as designated by the Participant in the deferral election filed pursuant to Section 6:

a.	a lump sum; or

b.	approximately equal annual installments over a three-year period.

c.	approximately equal annual installments over a five-year period.

All shares of Company stock distributed pursuant to this Plan but which are not registered with the Securities and Exchange Commission shall bear an appropriate restrictive legend as shall be determined by the Company's securities counsel.

10.	Timing of Distributions
All distributions under the Plan shall be made or shall commence, as the case may be, no later than thirty days following the occurrence of the applicable distribution event described in Section 8.

11.	Distributions Upon a Change Of Control and Subsequent Termination of Service
Notwithstanding any provision in the Plan to the contrary, in the event that a distribution is commenced on account of a Change of Control, any remaining and unpaid portion of such a distribution shall be made in the form of a lump sum payment no later than thirty days following the Participant's subsequent termination of service as a Director.

12.	Distributions to a Specified Employee
In the event the Participant is considered a Specified Employee, payment of benefits shall not commence until six months following the Participant's Separation From Service, as defined under Code section 409A. "Specified Employee" shall mean a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.

13.	Beneficiary
If a Participant shall cease to be a Director by reason of his or her death, or if he or she shall die after he or she shall be entitled to distributions hereunder but prior to receipt of all distributions hereunder, all Money Units or Winnebago Stock Units then distributable hereunder shall be distributed (i) to such beneficiary as such Participant shall designate by an instrument in writing filed with the Plan Administrator, or (ii) in the absence of such designation, to his or her personal representative, or (iii) if no personal representative is appointed within six months of his or her death to his or her spouse, or (iv) if his or her spouse is not then living, to his or her then living descendants, per stirpes, in the same manner and at the same intervals as they would have been made to such Participant had he or she continued to live; provided however, in no event shall shares of Company stock be distributed prior to the date elected by the Director.

14.	Participant's Rights Unsecured
The right of any Participant to receive a distribution hereunder of Money Credits or Winnebago common stock shall be an unsecured claim against the general assets of the Company. The Deferral Compensation and any interest thereon may not be assigned, transferred, encumbered, or otherwise disposed of by the Director until the same shall be paid to such Director. The Company shall issue shares of its common stock to be held in a grantor trust in anticipation of its obligation to make such distributions under the Plan, but no Participant shall have any rights in or against any shares of common stock so or in any cash or Money Units held in his or her Director's Deferral Accounts. All such common stock and Money Units shall constitute general assets of the Company and may be disposed of by the Company at such time and for such purposes as it may deem appropriate.

15.	Deposit of Funds Into Grantor Trust
The Company shall deposit with the trustee of a grantor trust established by the Company an amount of funds which is sufficient to carry out the terms of the Plan and which is to be distributed in accordance with the terms and conditions of the Plan. The funds deposited into such trust shall remain subject to the claims of the general creditors of the Company as if such funds were general assets of the Company.

For purposes of this Plan, "Change of Control" shall mean a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, all as defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder.

16.	Plan Administrator
The Plan Administrator shall be the Human Resources Committee of the Board of Directors of the Company. The Plan Administrator shall interpret the Plan (including ambiguous provisions thereof), determine benefits which are payable to Participants, and make all final decisions with respect to the rights of Participants hereunder. The Plan Administrator shall at least annually provide each participating Director with a statement of his or her account.

17.	Amendments to the Plan
The Board of Directors of the Company may amend the Plan at any time, without the consent of the Participants or their beneficiaries, provided, however, that no amendment shall divest any Participant or beneficiary of rights to which he or she would have been entitled if the Plan had been terminated on the effective date of such amendment.

18.	Termination of Plan
The Board of Directors of the Company may terminate the Plan at any time. If not so terminated, the Plan will automatically terminate on June 30, 2023. Upon termination of the Plan, distributions in respect of credits and units in a Participant's Director's Deferral Accounts as of the date of termination shall be made in the manner and at the time heretofore prescribed or, alternatively, the Board of Directors may provide the Participant or beneficiaries with benefits under a substitute plan which shall not be less than the benefits which would have been distributed in a full and complete distribution of all credits and units in a Participant's Director's Deferral Accounts as of the date of Plan termination; provided, however, that the terms of such substitute plan are in compliance with Section 409A of the Code and the substitution of benefits does not result in an acceleration of the inclusion in income of any benefits under the Plan.

19.	Expenses
All costs of administration of the Plan will be paid by the Company.

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